Earnings Release

Mastercard Incorporated Reports First-Quarter 2020 Financial Results

•	First-quarter net income of $1.7 billion, or diluted earnings per share (EPS) of $1.68

•	First-quarter adjusted net income of $1.8 billion, or adjusted diluted EPS of $1.83

•	First-quarter net revenue of $4.0 billion, an increase of 3%, or 5% on a currency-neutral basis

•	First-quarter gross dollar volume up 8% and purchase volume up 8%
Purchase, NY - April 29, 2020 - Mastercard Incorporated (NYSE: MA) today announced financial results for the first-quarter of 2020.
“COVID-19 has made this a very trying time for everyone. We are focused on ensuring the safety of our employees and supporting our clients, small businesses, communities and government partners,” said Ajay Banga, Mastercard CEO. “We do this because our network, operations and products enable commerce and we have built a set of diversified services capabilities to meet our partners’ needs in this changing world. Although there will be twists in the road, we have seen early signs of spending levels stabilizing and are confident that we will emerge from this even stronger.”

Banga went on to say, "At times like these, it's important that we all step up to address the challenges together. We are continuing our longstanding commitment to financial inclusion and have expanded our pledge to bring a total of 1 billion people and 50 million micro and small businesses into the digital economy by 2025. In addition, whether it's through the investment we made in the COVID-19 Therapeutics Accelerator with The Gates Foundation and Wellcome, joining forces with OnwardUS to help displaced workers or our commitment to provide $250 million in financial, technology and product support to small businesses, we are working to do our part."

Q1 2020 Key Business Drivers
(YoY growth)

Gross dollar volume	Cross-border volume	Switched transactions
up 8%	down 1%	up 13%

(local currency basis)	(local currency basis)

Quarterly Results

First-Quarter Operating Results			Increase / (Decrease)
$ in billions, except per share data	Q1 2020	Q1 2019	Reported GAAP	Currency-neutral
Net revenue	$4.0	$3.9	3%	5%
Operating expenses	$1.8	$1.7	7%	9%
Operating income	$2.2	$2.2	—%	2%
Operating margin	55.2%	56.9%	(1.8) ppt	(1.5) ppt
Effective income tax rate	14.8%	15.5%	(0.7) ppt	(0.5) ppt
Net income	$1.7	$1.9	(9)%	(7)%
Diluted EPS	$1.68	$1.80	(7)%	(5)%

Key First-Quarter Non-GAAP Results [1]			Increase / (Decrease)
$ in billions, except per share data	Q1 2020	Q1 2019	As adjusted	Currency-neutral
Net revenue	$4.0	$3.9	3%	5%
Adjusted operating expenses	$1.8	$1.7	7%	8%
Adjusted operating margin	55.3%	56.9%	(1.6) ppt	(1.4) ppt
Adj. effective income tax rate	14.9%	16.8%	(1.9) ppt	(1.8) ppt
Adjusted net income	$1.8	$1.8	1%	3%
Adjusted diluted EPS	$1.83	$1.78	3%	6%
1.  The Key First-Quarter Non-GAAP Results exclude the impact of gains and losses on the company’s equity investments, special items as described on page 9 (“Special Items”) and/or currency. See page 9 for the company’s non-GAAP adjustments and the reconciliation to GAAP reported amounts.

The following additional details are provided to aid in understanding Mastercard’s first-quarter 2020 results, versus the year-ago period:

•
Net revenue increased 3%, or 5% on a currency-neutral basis. This includes an approximately 1 percentage point increase due to acquisitions. The growth was driven by the impact of the following factors:

◦	An 8% increase in gross dollar volume, on a local currency basis, to $1.6 trillion.

◦	An increase in switched transactions of 13%.

◦
An increase in other revenues of 26%, or 28% on a currency-neutral basis. This includes a 6 percentage point increase due to acquisitions. The remaining growth was driven primarily by the company’s Cyber & Intelligence and Data & Services solutions.

◦	These increases were partially offset by:

▪	an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes, and

▪	a decrease in cross-border volume of 1% on a local currency basis.

•
Total operating expenses increased 7%. Excluding the impact of Special Items, adjusted operating expenses increased 7%, or 8% on a currency-neutral basis. This includes a 6 percentage point increase due to acquisitions, partially offset by a 3 percentage point benefit related to the differential in hedging gains and losses versus the year-ago period. The remaining 5 percentage points of growth was primarily related to the company’s continued investment in strategic initiatives.

•	Other income (expense) was unfavorable $214 million versus the year-ago period, primarily due to net unrealized losses recorded on equity investments in the current period verses gains in the year-ago

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period. Excluding this activity, adjusted other income (expense) was unfavorable by $34 million versus the year-ago period, primarily due to higher interest expense related to 2019 and 2020 debt issuances.

•
The effective tax rate for the first quarter of 2020 was 14.8%, versus 15.5% for the comparable period in 2019. The adjusted effective tax rate for the first quarter of 2020 was 14.9%, versus 16.8% for the comparable period in 2019, primarily due to a more favorable geographic mix of earnings and discrete benefits related to share-based payments.

•	As of March 31, 2020, the company’s customers had issued 2.6 billion Mastercard and Maestro-branded cards.
Return of Capital to Shareholders
During the first quarter of 2020, Mastercard repurchased approximately 4.7 million shares at a cost of $1.4 billion and paid $403 million in dividends. Due to the continued uncertainty around the duration and severity related to the COVID-19 pandemic, Mastercard has temporarily suspended 2020 share repurchase activity, and will re-evaluate this as macroeconomic visibility improves. The company has $6.9 billion remaining under current repurchase program authorizations.

First-Quarter 2020 Financial Results Conference Call Details
At 9:00 a.m. ET today, the company will host a conference call to discuss its first-quarter 2020 results.
The dial-in information for this call is 833-236-5755 (within the U.S.) and 647-689-4183 (outside the U.S.). A replay of the call will be available for 30 days and can be accessed by dialing 800-585-8367 (within the U.S.) and 416-621-4642 (outside the U.S.), using passcode 6270898.
A live audio webcast of this call, along with presentation slides, can also be accessed through the Investor Relations section of the company’s website at investor.mastercard.com.
Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•	regulation directly related to the payments industry (including regulatory, legislative and litigation activity with respect to interchange rates and surcharging)

•	the impact of preferential or protective government actions

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•	regulation of privacy, data, security and the digital economy

•
regulation that directly or indirectly applies to us based on our participation in the global payments industry (including anti-money laundering, counter financing of terrorism, economic sanctions and anti-corruption; account-based payment systems and issuer practice regulation)

•	the impact of changes in tax laws, as well as regulations and interpretations of such laws or challenges to our tax positions

•	potential or incurred liability and limitations on business related to any litigation or litigation settlements

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure)

•	the challenges relating to rapid technological developments and changes

•	the challenges relating to operating real-time account-based payment system and to working with new customers and end users

•	the impact of information security incidents, account data breaches or service disruptions

•
issues related to our relationships with our financial institution customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation), merchants and governments

•	exposure to loss or illiquidity due to our role as guarantor and other contractual obligations

•	the impact of global economic, political, financial and societal events and conditions, including adverse currency fluctuations and foreign exchange controls

•	the impact of the coronavirus (COVID-19) outbreak and measures taken in response to the outbreak

•	reputational impact, including impact related to brand perception and lack of visibility of our brands in products and services

•	the inability to attract, hire and retain a highly qualified and diverse workforce, or maintain our corporate culture

•	issues related to acquisition integration, strategic investments and entry into new businesses

•	issues related to our Class A common stock and corporate governance structure
For additional information on these and other factors that could cause the company’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent reports on Forms 10-Q and 8-K.
About Mastercard Incorporated
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry.  Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories.  Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone.  Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.
Contacts:

Investor Relations:	Media Relations:
Warren Kneeshaw or Gina Accordino	Seth Eisen
investor.relations@mastercard.com	Seth.Eisen@mastercard.com
914-249-4565	914-249-3153

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Consolidated Statement of Operations (Unaudited)
	Three Months Ended March 31,
	2020	2019
	(in millions, except per share data)
Net Revenue	$4,009	$3,889
Operating Expenses
General and administrative	1,494	1,367
Advertising and marketing	154	192
Depreciation and amortization	144	117
Provision for litigation	6	—
Total operating expenses	1,798	1,676
Operating income	2,211	2,213
Other Income (Expense)
Investment income	16	27
Gains (losses) on equity investments, net	(174)	5
Interest expense	(69)	(46)
Other income (expense), net	3	4
Total other income (expense)	(224)	(10)
Income before income taxes	1,987	2,203
Income tax expense	294	341
Net Income	$1,693	$1,862

Basic Earnings per Share	$1.68	$1.81
Basic weighted-average shares outstanding	1,005	1,026
Diluted Earnings per Share	$1.68	$1.80
Diluted weighted-average shares outstanding	1,010	1,032

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Consolidated Balance Sheet (Unaudited)
	March 31, 2020	December 31, 2019
	(in millions, except per share data)

Assets
Current assets:
Cash and cash equivalents	$10,207	$6,988
Restricted cash for litigation settlement	587	584
Investments	477	688
Accounts receivable	2,441	2,514
Settlement due from customers	1,164	2,995
Restricted security deposits held for customers	1,518	1,370
Prepaid expenses and other current assets	1,729	1,763
Total current assets	18,123	16,902
Property, equipment and right-of-use assets, net of accumulated depreciation and amortization of $1,165 and $1,100, respectively	1,901	1,828
Deferred income taxes	550	543
Goodwill	4,070	4,021
Other intangible assets, net of accumulated amortization of $1,312 and $1,296, respectively	1,447	1,417
Other assets	4,557	4,525
Total Assets	$30,648	$29,236

Liabilities, Redeemable Non-controlling Interests and Equity
Current liabilities:
Accounts payable	$371	$489
Settlement due to customers	1,149	2,714
Restricted security deposits held for customers	1,518	1,370
Accrued litigation	852	914
Accrued expenses	4,676	5,489
Other current liabilities	1,146	928
Total current liabilities	9,712	11,904
Long-term debt	12,466	8,527
Deferred income taxes	82	85
Other liabilities	2,890	2,729
Total Liabilities	25,150	23,245

Commitments and Contingencies

Redeemable Non-controlling Interests	75	74

Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,392 and 1,391 shares issued and 993 and 996 shares outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 11 shares issued and outstanding	—	—
Additional paid-in-capital	4,735	4,787
Class A treasury stock, at cost, 399 and 395 shares, respectively	(33,531)	(32,205)
Retained earnings	35,273	33,984
Accumulated other comprehensive income (loss)	(1,079)	(673)
Mastercard Incorporated Stockholders' Equity	5,398	5,893
Non-controlling interests	25	24
Total Equity	5,423	5,917
Total Liabilities, Redeemable Non-controlling Interests and Equity	$30,648	$29,236

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Consolidated Statement of Cash Flows (Unaudited)
	Three Months Ended March 31,
	2020	2019
	(in millions)
Operating Activities
Net income	$1,693	$1,862
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	237	345
Depreciation and amortization	144	117
(Gains) losses on equity investments, net	174	5
Share-based compensation	52	57
Deferred income taxes	26	38
Other	20	1
Changes in operating assets and liabilities:
Accounts receivable	(3)	(320)
Settlement due from customers	1,831	1,026
Prepaid expenses	(331)	(497)
Accrued litigation and legal settlements	(62)	1
Restricted security deposits held for customers	148	(35)
Accounts payable	(102)	(22)
Settlement due to customers	(1,564)	(1,000)
Accrued expenses	(622)	(483)
Net change in other assets and liabilities	218	217
Net cash provided by operating activities	1,859	1,312
Investing Activities
Purchases of investment securities available-for-sale	(74)	(305)
Purchases of investments held-to-maturity	(45)	(99)
Proceeds from sales of investment securities available-for-sale	179	476
Proceeds from maturities of investment securities available-for-sale	64	139
Proceeds from maturities of investments held-to-maturity	65	155
Purchases of property and equipment	(131)	(83)
Capitalized software	(78)	(59)
Purchases of equity investments	(135)	—
Settlement of interest rate derivative contracts	(175)	—
Other investing activities	(177)	(11)
Net cash (used in) provided by investing activities	(507)	213
Financing Activities
Purchases of treasury stock	(1,383)	(1,824)
Dividends paid	(403)	(340)
Proceeds from debt, net	3,959	—
Tax withholdings related to share-based payments	(131)	(116)
Cash proceeds from exercise of stock options	31	54
Other financing activities	27	3
Net cash provided by (used in) financing activities	2,100	(2,223)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(88)	(54)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	3,364	(752)
Cash, cash equivalents, restricted cash and restricted cash equivalents - beginning of period	8,969	8,337
Cash, cash equivalents, restricted cash and restricted cash equivalents - end of period	$12,333	$7,585

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Non-GAAP Financial Information
Mastercard discloses the following non-GAAP financial measures: adjusted operating expenses, adjusted operating margin, adjusted other income (expense), adjusted effective income tax rate, adjusted net income and adjusted diluted earnings per share (as well as related applicable growth rates versus the comparable period in the prior year). These non-GAAP financial measures exclude the impact of gains and losses on the company’s equity investments which includes mark-to-market fair value adjustments, impairments and gains and losses upon disposition, as well as the related tax impacts. These non-GAAP financial measures also exclude the impact of special items, where applicable, which represent litigation judgments and settlements and certain one-time items, as well as the related tax impacts. The company excluded these items because management evaluates the underlying operations and performance of the company separately from these recurring and nonrecurring items.
In addition, the company presents growth rates adjusted for the impact of currency, which is a non-GAAP financial measure. Currency-neutral growth rates are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts on operating results. The impact of currency translation represents the effect of translating operating results where the functional currency is different from the company’s U.S. dollar reporting currency. The impact of the transactional currency represents the effect of converting revenue and expenses occurring in a currency other than the functional currency. The company believes the presentation of currency-neutral growth rates provides relevant information to facilitate an understanding of its operating results.
The company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of performance-based compensation.
The company includes reconciliations of the requisite non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the company’s related financial results prepared in accordance with GAAP.

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Non-GAAP Reconciliations (QTD)
	Three Months Ended March 31, 2020
	Operating expenses	Operating margin	Other Income (Expense)	Effective income tax rate	Net income	Diluted earnings per share
	($ in millions, except per share data)
Reported - GAAP	$1,798	55.2%	$(224)	14.8%	$1,693	$1.68
(Gains) losses on equity investments [1]	**	**	174	0.1%	146	0.14
Litigation provisions [2]	(6)	0.2%	**	—%	5	—
Non-GAAP	$1,792	55.3%	$(50)	14.9%	$1,844	$1.83

	Three Months Ended March 31, 2019
	Operating expenses	Operating margin	Other Income (Expense)	Effective income tax rate	Net income	Diluted earnings per share
	($ in millions, except per share data)
Reported - GAAP	$1,676	56.9%	$(10)	15.5%	$1,862	$1.80
(Gains) losses on equity investments [1]	**	**	(5)	—%	(5)	—
Tax act [3]	**	**	**	1.3%	(30)	(0.03)
Non-GAAP	$1,676	56.9%	$(15)	16.8%	$1,828	$1.78

	Three Months Ended March 31, 2020 as compared to the Three Months Ended March 31, 2019
	Increase/(Decrease)
	Net revenue	Operating expenses	Operating margin	Effective income tax rate	Net income	Diluted earnings per share
Reported - GAAP	3%	7%	(1.8) ppt	(0.7) ppt	(9)%	(7)%
(Gains) losses on equity investments [1]	**	**	**	0.1 ppt	8%	8%
Litigation provisions [2]	**	—	0.2 ppt	—	—%	—%
Tax act [3]	**	**	**	(1.3) ppt	2%	1%
Non-GAAP	3%	7%	(1.6) ppt	(1.9) ppt	1%	3%
Currency impact [4]	2%	1%	0.3 ppt	0.1 ppt	2%	3%
Non-GAAP - currency-neutral	5%	8%	(1.4) ppt	(1.8) ppt	3%	6%

Note:	Tables may not sum due to rounding.

**	Not applicable
Gains and Losses on Equity Investments
1. Q1’20 and Q1’19, net losses of $174 million and net gains of $5 million, respectively, were primarily related to unrealized fair market value adjustments on marketable and non-marketable equity securities.
Special Items
2. Q1’20 pre-tax charges of $6 million related to litigation settlements with U.K. merchants.
3. Q1’19 net tax benefit of $30 million related to a reduction to the 2017 one-time deemed repatriation tax on accumulated foreign earnings resulting from final transition tax regulations issued in 2019.
Other Notes
4. Represents the translational and transactional impact of currency.

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Mastercard Incorporated Operating Performance
	For the 3 Months Ended March 31, 2020
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Purchase Trans. Growth	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$472	2.7%	5.5%	$310	4.1%	6,309	11.8%	$162	8.3%	1,708	847
Canada	40	3.0%	4.0%	39	4.2%	653	7.0%	2	(1.4)%	5	62
Europe	467	9.0%	12.3%	313	12.6%	10,228	23.1%	154	11.7%	1,062	609
Latin America	107	1.9%	12.5%	70	17.0%	2,915	17.8%	37	5.0%	288	216
Worldwide less United States	1,086	5.2%	8.9%	731	8.8%	20,105	18.0%	355	9.3%	3,063	1,735
United States	478	6.2%	6.2%	419	7.0%	7,350	6.6%	59	0.5%	307	477
Worldwide	1,565	5.5%	8.1%	1,150	8.1%	27,455	14.7%	414	8.0%	3,370	2,212
Mastercard Credit and Charge Programs
Worldwide less United States	528	(0.4)%	3.7%	487	3.3%	9,689	12.5%	40	9.5%	179	706
United States	227	7.0%	7.0%	217	6.6%	2,464	9.5%	10	14.2%	9	242
Worldwide	755	1.7%	4.7%	704	4.3%	12,153	11.9%	50	10.4%	188	947
Mastercard Debit Programs
Worldwide less United States	559	11.2%	14.4%	244	21.6%	10,416	23.7%	315	9.3%	2,884	1,030
United States	251	5.5%	5.5%	203	7.5%	4,886	5.2%	49	(2.0)%	298	236
Worldwide	810	9.4%	11.5%	446	14.7%	15,302	17.1%	364	7.7%	3,182	1,265

	For the 3 Months ended March 31, 2019
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Purchase Trans. Growth	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$460	5.3%	11.3%	$308	9.9%	5,644	18.7%	$152	14.4%	1,611	811
Canada	39	0.6%	5.8%	37	5.7%	611	10.2%	2	8.6%	6	61
Europe	429	5.2%	17.3%	287	18.4%	8,307	28.6%	142	15.2%	1,044	541
Latin America	105	2.6%	13.3%	68	17.8%	2,474	20.0%	37	5.8%	275	188
Worldwide less United States	1,032	4.8%	13.7%	699	13.7%	17,035	23.1%	333	13.7%	2,935	1,601
United States	451	7.5%	7.5%	392	9.0%	6,894	8.4%	59	(1.8)%	321	448
Worldwide	1,483	5.6%	11.7%	1,091	12.0%	23,930	18.5%	391	11.1%	3,256	2,049
Mastercard Credit and Charge Programs
Worldwide less United States	530	0.4%	9.0%	492	9.3%	8,615	15.7%	38	4.3%	173	651
United States	212	9.3%	9.3%	203	10.0%	2,250	11.4%	9	(5.2)%	8	230
Worldwide	742	2.8%	9.0%	695	9.5%	10,865	14.8%	47	2.3%	181	882
Mastercard Debit Programs
Worldwide less United States	502	9.9%	19.2%	208	25.6%	8,420	31.8%	295	15.0%	2,762	949
United States	238	5.9%	5.9%	188	8.0%	4,644	7.0%	50	(1.2)%	313	218
Worldwide	740	8.6%	14.6%	396	16.6%	13,064	21.8%	344	12.4%	3,075	1,167

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period.

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Footnote
The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions and cards on a regional and global basis for Mastercard™-branded cards. Growth rates over prior periods are provided for volume-based data.
Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than Mastercard are not included in the preceding tables.
For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with Mastercard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with Mastercard-branded cards for the relevant period. The number of cards includes virtual cards, which are Mastercard-branded payment accounts that do not generally have physical cards associated with them.
The Mastercard payment product is comprised of credit, charge, debit and prepaid programs, and data relating to each type of program is included in the tables. The tables include information with respect to transactions involving Mastercard-branded cards that are not switched by Mastercard and transactions for which Mastercard does not earn significant revenues.
Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which Mastercard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. Mastercard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of currencies against the U.S. dollar in calculating such rates of change.
The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by Mastercard customers and is subject to verification by Mastercard and partial cross-checking against information provided by Mastercard’s transaction switching systems. The data set forth in the cards columns is provided by Mastercard customers and is subject to certain limited verification by Mastercard. A portion of the data set forth in the cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by Mastercard or Mastercard’s customers.
Performance information for prior periods can be found in the Investor Relations section of the Mastercard website at investor.mastercard.com.

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